Exhibit 99.1

For Immediate Release

VERRA MOBILITY FILES SEC FORM 12B-25;

provides business update

Mesa, AZ., February 28, 2022 – Verra Mobility Corporation (NASDAQ: VRRM), a leading provider of smart technology solutions, announces its filing of a Form 12b-25 with the Securities and Exchange Commission (“SEC”) to disclose that it will not be able to file its Form 10-K by its due date of March 1, 2022 and is not expected to do so within the 15-day extension period allowed by the Form. During its year-end 2021 financial statement review process, Verra Mobility Corporation (the “Company”) determined that revenues from the Company’s recently acquired Australian subsidiary, Redflex Holdings Limited, may not have been recorded in accordance with generally accepted accounting principles. The Company’s Audit Committee is conducting an investigation of the circumstances surrounding these issues to determine, among other things, whether any related adjustment is necessary for the previously issued financial statements for the second and third quarters of fiscal year 2021.

Given the additional time required to fully complete the Company’s assessment of the matter, as well as its assessments of the effectiveness of its disclosure controls and procedures and internal control over financial reporting as of December 31, 2021, the Company is unable to file its Form 10-K within the prescribed time period without unreasonable effort or expense. The Company expects to file its Form 10-K as soon as the Company’s review process is complete, which is not currently expected to be within the extended time period permitted by Rule 12b-25.

The Company will also delay its fourth quarter and fiscal 2021 earnings release and investor conference call, previously scheduled for February 28, 2022. The Company will make a further announcement in a subsequent press release to reschedule the date and time of the earnings conference call.

“We are currently reviewing certain transactions to determine if revenue has been recognized in the proper period, and to ensure proper accounting in the future.” said David Roberts, Verra Mobility’s president and chief executive officer. “We are focused on delivering timely, accurate and transparent financial reporting, and we will require additional time in order to fully complete our analysis. This review is related to the Company’s recently acquired Redflex operations, with no impact to cash, and no impact on our business outlook, which continues to be strong.”

In the meantime, the Company is providing the following update on year-end 2021 financial and business performance trends.

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Revenue: Total revenue for the full year 2021 is expected to exceed the high end of the guidance range provided on November 4, 2021 (which was $525 million to $540 million).
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Adjusted EBITDA: For the full year 2021, Adjusted EBITDA is expected to exceed the high end of the guidance range as provided on November 4, 2021 (which was $250 million to $260 million).

These expectations are preliminary in nature and subject to the Audit Committee investigation described herein and completion of the Company’s audit.

In addition to our expectations, the Company is providing the following business updates:

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The Company expects cash flows from operating activities to exceed $190 million for the full year 2021
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The Commercial Services segment continues to see strong demand and returned to 2019 revenue levels in the fourth quarter with similar profitability levels. In January of 2022, the Company executed a three-year contract extension with Hertz for title & registration work and is working closely with Hertz to finalize the renewal terms of its tolling and violations contract. Additionally, the Company executed a five-year contract extension with Fox Rent A Car for tolling services.
•
The Government Solutions segment has completed the installation of 720 cameras for the New York City Department of Transportation with the last 25 being invoiced in January 2022, and on February 17, 2022, the Company received a Notice to Proceed on the next 240 School Zone Speed Cameras, which it expects to fully install in 2022.

The Company will provide financial guidance for the full year 2022 upon the filing of its Form 10-K.

About Verra Mobility

Verra Mobility (NASDAQ: VRRM) is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company operating in more than 15 countries, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve the most complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world’s largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions through integration and connectivity with hundreds of tolling and issuing authorities. Verra Mobility fosters the development of safe cities, partnering with law enforcement agencies, transportation departments, and school districts, operating thousands of red-light, speed, bus lane, and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in North America, Europe, Asia, and Australia. For more information, visit verramobility.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the Company's plans, objectives, expectations, beliefs and intentions and other statements including words such as "hope," "anticipate," "may," "believe," "expect," "intend," "will," "should," "plan," "estimate," "predict," "continue" and "potential" or the negative of these terms or other comparable terminology. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and the Company disclaims any intent or obligation to update forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC and on the SEC website, www.sec.gov. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements.

Investor Relations:
ir@verramobility.com or

Mark Zindler

mark.zindler@verramobility.com

Media Relations:
Eric Krantz
eric.krantz@verramobility.com